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                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)



                                                                      YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED
                                                  -------------------------------------------------------------       MARCH 31,
                                                     1996         1997          1998         1999        2000            2001
                                                  ---------    ---------     ---------    ---------   ---------  ------------------

Earnings
   Income before income taxes and equity in
     income  (loss) of investees ..........       $  43,012    $  61,006     $ 100,735    $ 105,288   $ 197,429       $ (48,276)

   Interest expense .......................          27,716       37,993        25,860       61,803     127,027          37,537

   Amortization of debt issuance costs ....            --           --           1,217        3,466       7,013           9,458

   Interest portion of rent ...............           1,822        2,236         2,584        3,481       4,567           1,927

   Less (earnings) loss of affiliates .....            (661)        (512)         --          2,622        --              --
                                                  ---------    ---------     ---------    ---------   ---------       ---------

                                                  $  71,889    $ 100,723     $ 130,396    $ 176,660   $ 336,036       $     646
                                                  =========    =========     =========    =========   =========       =========


Fixed Charges
   Interest expense .......................          27,716       37,993        25,860       61,803     127,027          37,537

   Amortization of debt issuance costs ....            --           --           1,217        3,466       7,013           9,458

   Interest portion of rent ...............           1,822        2,236         2,584        3,481       4,567           1,927
                                                  ---------    ---------     ---------    ---------   ---------       ---------

                                                  $  29,538    $  40,229     $  29,661    $  68,750   $ 138,607       $  48,922
                                                  =========    =========     =========    =========   =========       =========

Ratio of earnings to fixed charges ........            2.4x         2.5x          4.4x         2.6x        2.4x            0.1x(1)
                                                  =========    =========     =========    =========   =========       =========




(1) The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $48.3 million of earnings in the three months ended March 31, 2001.



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